Exhibit 99

5929 Baker Road, Suite 475 Minneapolis, MN 55345	Phone: 952.564.3500 Fax: 952.974.7887

Wireless Ronin Reports Fourth Quarter and Full Year 2012 Results

MINNEAPOLIS – February 26, 2013 – Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a leading digital marketing technologies solutions provider, reported financial results for the fourth quarter and fiscal year ended December 31, 2012.

2012 Financial Highlights

•	Revenue was $6.7 million, with the recurring revenue portion increasing 22% to a record $2.0 million

•	Record gross margin at 55% of total revenue

•	Achieved lowest level of operating expenses since becoming a public company

2012 Operational Highlights

•	Deployed digital marketing solutions for Buffalo Wild Wings, Boston University, Villanova University, Burgerville and ECOtality

•	Received additional order for content development from company’s largest automotive customer

•	Released RoninCast® software upgrade which extends multi-channel capabilities

•	Rolled-out iPad-supported interactive sales system for national retailer

Q4 2012 Financial Results

Revenue in the fourth quarter of 2012 increased 5% to $1.6 million from $1.5 million in the same year-ago period.

Recurring revenue in the fourth quarter of 2012 from the company’s hosting and support services was $491,000 or 31% of total revenue compared to $422,000 or 28% of total revenue in the same year-ago quarter. The increase was driven by a continued expansion of support services through the company’s network operations center.

Gross margin in the fourth quarter of 2012 was $885,000 or 55% of total revenue compared to $446,000 or 29% of total revenue in the same year-ago quarter. The gross margin percentage improvement was due to a higher proportion of marketing technology solutions and services versus hardware sales.

Net loss in the fourth quarter of 2012 totaled $1.2 million or $(0.24) per basic and diluted share, an improvement from a net loss of $1.7 million or $(0.41) per basic and diluted share in Q4 2011. Net loss for the fourth quarter of 2012 included $80,000 of non-cash stock compensation expense versus $48,000 in the fourth quarter of 2011.

Non-GAAP operating loss in the fourth quarter of 2012 totaled $1.0 million or $(0.21) per basic and diluted share, an improvement from a non-GAAP operating loss of $1.5 million or $(0.37) per basic and diluted share in Q4 2011. The company defines non-GAAP operating loss as GAAP operating loss less stock-based compensation expense, depreciation and amortization, and severance expense (see further discussion of this non-GAAP term as well as a reconciliation to GAAP operating loss, below).

Full Year 2012 Financial Results

Revenue in 2012 was $6.7 million compared to $9.3 million in 2011. The decrease was primarily attributable to fewer hardware orders offset by an increase in sales of the company’s marketing technology solutions and services.

Recurring revenue in 2012 increased 22% to a record $2.0 million or 30% of total revenue as compared to $1.6 million or 17% of total revenue in 2011. The increase was driven by a continued expansion of support services through the company’s network operations center.

Gross margin in 2012 was $3.7 million or 55% of total revenue compared to $4.1 million or 44% of total revenue in 2011. The gross margin percentage improvement was due to a higher proportion of marketing technology solutions and services versus hardware sales.

Net loss in 2012 totaled $5.4 million or $(1.14) per basic and diluted share, an improvement from a net loss of $6.7 million or $(1.72) per basic and diluted share in 2011. Net loss for the full year of 2012 included $484,000 of non-cash stock compensation expense compared to $740,000 in 2011.

Non-GAAP operating loss in 2012 totaled $4.5 million or $(0.95) per basic and diluted share, an improvement from a non-GAAP operating loss of $5.5 million or $(1.40) per basic and diluted share in 2011.

Management Commentary

“In 2012, we made significant progress advancing our RoninCast software platform and diversifying our sales pipeline, while effectively managing costs and improving operational efficiencies,” said Scott Koller, president and CEO of Wireless Ronin. “This was evident from the several milestones we achieved for the year, including record recurring revenue, our highest gross margin and our lowest operating expense level as a public company.

“During 2012, we continued to grow our customer base and marketing technology offerings with major new wins in the QSR and food service verticals, including Buffalo Wild Wings, Boston University, Villanova and Burgerville. Additionally, in the current quarter, we were selected by an international food service provider with more than 2,000 franchised locations to supply the company’s digital menu board and marketing technology systems and services. The food service provider will market and sell the company’s digital menu board and promotional board systems to its existing franchised locations, and plans to require new franchisees to install the company’s digital menu board and promotional board systems. The food service company anticipates approximately 300 new franchised locations will open in 2013. A key driver in securing this major win was our recently released RoninCast 4.0 software platform, which ensures consistent messaging, brand positioning and advertising compliance across a network of nationwide locations. As more locations deploy our interactive media technology, we are highly confident in our ability to enhance their customer experience, increase customer loyalty and drive new business.

“Our expectations for the New Year remain strong as we build on the operational and financial momentum we achieved in 2012 due to our robust pipeline of new opportunities, deployments in progress, and contracts signed.”

Conference Call

The company will hold a conference call today (February 26, 2013) to discuss these results. The company’s president and CEO, Scott Koller, and SVP and CFO, Darin McAreavey, will host the call starting at 4:30 p.m. Eastern time (3:30 p.m. Central time). A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the Wireless Ronin conference call and provide the conference ID:

Dial-In Number: 1-877-941-2068

International: 1-480-629-9712

Conference ID#: 4592351

The presentation will be webcast live and available for replay via the Investors section of the company’s website at www.wirelessronin.com. Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until March 26, 2013.

Toll-Free Replay Number: 1-877-870-5176

International Replay Number: 1-858-384-5517

Replay PIN #: 4592351

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies, Inc. (WRT) (www.wirelessronin.com) is a pioneering marketing technologies company. WRT combines interactive digital media — signage, kiosks, mobile, social media and web — to create 360-degree solutions so companies can “communicate at life speed” to deliver the right content at the right place at the right time. WRT’s turnkey approach includes strategic consulting, creative development, installation, hosting, training and support. Since launching its cloud-based RoninCast® content management platform in 2003, WRT has become the leading digital marketing provider for large-scale deployments in retail, automotive, food service and public venues. The company is headquartered in Minneapolis, Minnesota; it’s common stock trades on the NASDAQ as RNIN.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP operating loss and non-GAAP operating loss per common share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP operating loss and non-GAAP operating loss per share. We define non-GAAP operating loss as the GAAP operating loss less stock-based compensation expense, depreciation and amortization, severance expense. We define non-GAAP operating loss per share as non-GAAP operating loss divided by the weighted average basic and diluted shares outstanding. Our management utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating decisions, in forecasting and planning, and in analyzing and assessing our company’s overall performance. Our annual financial plan is prepared and reviewed both on a GAAP and non-GAAP basis. We budget and forecast for revenue and expenses on GAAP and non-GAAP bases, and assess actual results on GAAP and non-GAAP bases against our annual financial plan. Our board of directors and management utilize these financial measures (both GAAP and non-GAAP) to determine our allocation of resources. In addition, and as a consequence of the importance of these non-GAAP financial measures in managing our business, we use non-GAAP financial measures in the evaluation process to establish management compensation. For example, our senior management’s bonus program is partially based upon the achievement of non-GAAP operating income (loss). Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the items mentioned above. We consider the use of non-GAAP operating loss per share helpful in assessing the ongoing performance of the continuing operations of our business, as it excludes recurring non-cash items and non-recurring one-time charges. Our rationale for the items we omit from our non-GAAP measures is as follows:

Stock-based compensation. We exclude non-cash stock-based compensation expense because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC 718-10. Stock-based compensation expense is a recurring expense for our company and is expected to be in the future as we have a history of granting stock options and other equity instruments as a means of incentivizing and rewarding our employees.

Depreciation and amortization expense. Depreciation and amortization are non-cash charges that are impacted by our accounting methods and book value of assets. By excluding these non-cash charges, our management, together with our investors, are provided with supplemental metrics to evaluate cash earnings, distinguishing the impact of our performance on earnings from the impact of our performance on cash. Management believes that the review of these supplemental metrics in conjunction with other GAAP metrics, such as capital expenditures, is useful for management and investors in understanding our business. Depreciation is a recurring expense for our company and is expected to continue to be in the future as we continue to make further investments in our infrastructure through the acquisition of property, plant and equipment. Due to the exclusion of these non-cash items, investors should not use this metric as a measure of evaluating our liquidity. Instead, to evaluate our liquidity, investors should refer to the Consolidated Statements of Cash Flow and the Liquidity and Capital Resources section contained within Management’s Discussion and Analysis in our most recently filed periodic reports.

Severance and other one-time charges. We exclude severance and other one-time charges that are the result of other, unplanned events as one means of measuring operating performance. Included in these expenses are items such as severance costs associated with the termination of employees as part of an unplanned restructuring, a non-acquisition-related restructuring and other charges. Because these events are unplanned and arise outside the ordinary course of continuing operations, by providing this information, we believe our management and our investors may more fully understand the financial results of what we consider to be organic continuing operations.

There are a number of limitations related to the use of non-GAAP operating loss and non-GAAP operating loss per share versus operating income and loss per share calculated in accordance with GAAP. First, these non-GAAP financial measures exclude stock-based compensation and depreciation expenses that are recurring. Both stock-based expenses and depreciation have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, stock-based awards are an important part of our employees’ compensation and impact their performance. Third, there is no assurance we will avoid further personnel changes and, therefore, may recognize additional severance and other one-time charges associated with a future restructuring. Fourth, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. The accompanying tables have more details on these non-GAAP financial measures, including reconciliations between these financial measures and their most directly comparable GAAP equivalents.

WIRELESS RONIN TECHNOLOGIES, INC.

2012 SUPPLEMENTARY QUARTERLY FINANCIAL DATA

(In thousands, except percentages and per share amounts)

(Unaudited)

Supplementary Data

	2011					2012
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Statement of Operations
Sales	$2,397	$3,054	$2,301	$1,522	$9,274	$1,773	$1,557	$1,769	$1,605	$6,704
Cost of sales—exclusive of depreciation and amortization	1,304	1,662	1,166	1,076	5,208	824	612	873	720	3,029
Operating expenses	3,350	2,824	2,509	2,095	10,778	2,773	2,151	2,075	2,075	9,074
Interest expense	11	7	6	6	30	5	1	1	1	8
Other income, net	(2)	(1)	—	(1)	(4)	(1)	0	0	0	(1)

Net loss	$(2,266)	$(1,438)	$(1,380)	$(1,654)	$(6,738)	$(1,828)	$(1,207)	$(1,180)	$(1,191)	$(5,406)

Share based payment expense (included in operating expenses & interest expense)	353	180	173	55	761	349	132	111	84	676
Weighted average shares	3,855	3,879	3,899	4,050	3,920	4,603	4,626	4,685	4,992	4,732

Reconciliation Between GAAP and Non-GAAP Operating Loss

GAAP operating loss	$(2,257)	$(1,432)	$(1,374)	$(1,649)	$(6,712)	$(1,824)	$(1,206)	$(1,179)	$(1,190)	$(5,399)
Adjustments:
Depreciation and amortization	144	122	111	90	467	80	75	68	63	286
Stock-based compensation expense	345	178	169	48	740	161	132	111	80	484
Severance	—	—	—	—	—	137	—	—	—	137

Total operating expense adjustment	489	300	280	138	1,207	378	207	179	143	907

Non-GAAP operating loss	$(1,768)	$(1,132)	$(1,094)	$(1,511)	$(5,505)	$(1,446)	$(999)	$(1,000)	$(1,047)	$(4,492)

Non-GAAP operating loss per common share	$(0.46)	$(0.29)	$(0.28)	$(0.37)	$(1.40)	$(0.31)	$(0.22)	$(0.21)	$(0.21)	$(0.95)

Forward-Looking Statements

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations regarding continued operating improvement and other matters and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: the adequacy of funds for future operations; estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the cautionary statement set forth in the company’s current report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2013.

Company Contact:

Darin P. McAreavey

Senior Vice President and Chief Financial Officer

dmcareavey@wirelessronin.com

952-564-3525

Investor Relations Contact:

Matt Glover or Michael Koehler

Liolios Group, Inc.

RNIN@liolios.com

949-574-3860

WIRELESS RONIN TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	December 31,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,252	$5,478
Accounts receivable, net of allowance of $49 and $50	1,358	1,347
Inventories	158	170
Prepaid expenses and other current assets	111	193

Total current assets	3,879	7,188
Property and equipment, net	415	651
Restricted cash	50	50
Other assets	20	40

TOTAL ASSETS	$4,364	$7,929

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of capital lease obligations	$—	$41
Line of credit—bank	400	—
Accounts payable	584	870
Deferred revenue	596	687
Accrued liabilities	527	569

Total current liabilities	2,107	2,167

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Capital stock, $0.01 par value, 26,667 shares authorized
Preferred stock, 16,667 shares authorized, no shares issued and outstanding as of December 31, 2012 and December 31, 2011	—	—
Common stock, 10,000 shares authorized; 5,004 and 4,594 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	50	46
Additional paid-in capital	97,128	95,231
Accumulated deficit	(94,422)	(89,016)
Accumulated other comprehensive loss	(499)	(499)

Total shareholders’ equity	2,257	5,762

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,364	$7,929

WIRELESS RONIN TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(audited)	(audited)
Sales
Hardware	$394	$358	$1,540	$3,845
Software	44	88	339	1,150
Services and other	1,167	1,076	4,825	4,279

Total sales	1,605	1,522	6,704	9,274
Cost of sales
Hardware	236	340	943	2,704
Software	2	17	67	141
Services and other	482	719	2,019	2,363

Total cost of sales (exclusive of depreciation and amortization shown separately below)	720	1,076	3,029	5,208

Gross profit (exclusive of depreciation and amortization shown separately below)	885	446	3,675	4,066
Operating expenses:
Sales and marketing expenses	353	382	1,550	2,090
Research and development expenses	378	368	1,795	2,116
General and administrative expenses	1,281	1,255	5,443	6,105
Depreciation and amortization expense	63	90	286	467

Total operating expenses	2,075	2,095	9,074	10,778

Operating loss	(1,190)	(1,649)	(5,399)	(6,712)
Other income (expenses):
Interest expense	(1)	(6)	(8)	(30)
Interest income	—	1	1	4

Total other loss	(1)	(5)	(7)	(26)

Net loss	$(1,191)	$(1,654)	$(5,406)	$(6,738)

Basic and diluted loss per common share	$(0.24)	$(0.41)	$(1.14)	$(1.72)

Basic and diluted weighted average shares outstanding	4,992	4,050	4,732	3,920